Exhibit 99.1

Contacts: Janet Yang, Finance Manager investorrelations@wtoffshore.com 713-297-8024 Danny Gibbons, SVP & CFO investorrelations@wtoffshore.com 713-624-7326

W&T OFFSHORE REPORTS SECOND QUARTER 2011

FINANCIAL RESULTS AND YEAR-TO-DATE OPERATIONAL

RESULTS

HOUSTON — August 3, 2011 — W&T Offshore, Inc. (NYSE: WTI) today provides financial results for the second quarter 2011 and year-to-date operational results. Some of the highlights include:

•

Oil sales increased 3.3% or 48,000 barrels to 1.5 million barrels, natural gas sales volumes increased 7.5% or .9 Bcf to 13.2 Bcf and natural gas liquids volumes increased 49.6% or 139,300 barrels to 420,300 barrels, each when comparing second quarter of 2011 to the second quarter of 2010.

•

Averaged realized oil sales price increased $34.73 per barrel to $111.00 per barrel and our NGLs sales price increased $15.68 per barrel to $58.81 per barrel compared to the second quarter of 2010. Average natural gas sales prices were $4.45 per Mcf in the second quarter of 2011 compared to $4.47 per Mcf in the second quarter of 2010.

•	Mid-year estimated proved reserves increased by 41% to 686.1 Bcfe or 114.3 MMBoe. Oil and liquids now represent 60% of total proved reserves.

•

On May 11, 2011, we closed on the acquisition of 30 million barrels of oil equivalent of proved reserves on 21,900 gross acres in the West Texas Permian Basin, referred to herein as the Permian Basin Properties.

•	Adjusted EBITDA increased 93% to $175.6 million from the second quarter of 2010. Sequentially, adjusted EBITDA increased $42.3 million or 32%.

•

Net income for the second quarter of 2011 increased 98% to $55.2 million and earnings per share increased 97% to $.73 per share, compared to the second quarter of 2010. Excluding special items, net income was $53.4 million, or $0.71 per common share, up from $0.22 per common share, excluding special items, in the second quarter of 2010. Sequentially, net income, excluding special items, increased $20.7 million or 63% and earnings per share, excluding special items, increased $.28 per share or 65%.

•

Revenues increased 41% or $73.3 million, to $252.9 million from $179.7 million in the corresponding period of 2010. The increase in revenues is comprised of 81% higher prices and 19% higher production volumes. Sequentially, revenues increased $42.1 million or 20%.

•	Closed on a private offering of $600 million of 8.5% Senior Notes due 2019.

•

Entered into a new four-year revolving bank credit facility. The size of the revolver is $487.5 million following the Senior Notes offering, increasing to $537.5 million upon closing of the fourth Shell property expected in August 2011.

•

During the first half of 2011, we participated in the drilling of ten onshore wells and three offshore wells, all of which were successful. One onshore well was an exploration well in south Texas and the other nine onshore wells were development wells on the Permian Basin Properties. All of the offshore wells were on the conventional shelf with one being an exploration well and the other two being development wells.

Tracy W. Krohn, Chairman and Chief Executive Officer, commented, “We had another great quarter both financially and operationally as we began the next growth phase of the company. We expanded meaningfully onshore into the Permian Basin via a significant acquisition, improved our liquidity position by successfully refinancing our senior notes, and entered into a new four-year revolving bank credit facility with a larger borrowing base. The acquisition of the Permian Basin Properties, which is 91% oil and liquids, helps our reserve profile by increasing our reserve life, increasing the ratio of oil and natural gas liquids to total proved reserves and providing substantial long-term growth with more predictable, repeatable drilling opportunities. We increased production in a rising crude oil price environment allowing for strong earnings and cash flow.”

Revenues, Net Income and EPS: Net income for the second quarter of 2011 was $55.2 million, or $0.73 per common share, on revenues of $252.9 million, compared to net income for the second quarter of 2010 of $27.9 million, or $0.37 per common share, on revenues of $179.7 million. For the six months ended June 30, 2011 net income totaled $73.8 million, or $0.98 per common share, on revenues of $463.8 million, compared to the first six months of 2010 of $70.2 million, or $0.94 per common share, on revenues of $349.3 million. Net income increased in the second quarter of 2011 from the comparable 2010 period largely due to higher sales volumes of oil and natural gas, higher average oil prices, larger derivative gains on commodity derivative contracts and lower lease operating expenses. The factors that contributed to the increase in net income were partially offset by a higher effective tax rate, a loss on the early extinguishment of debt, increased general and administrative expenses, and higher DD&A. The effective tax rate for the second quarter was approximately 35.1%, compared to 9.9% during the second quarter of 2010. The effective tax rate in the second quarter of last year differed from the statutory rate of 35% primarily because of the reversal of a portion of a previously established valuation allowance. The derivative gain for the second quarter of 2011 was $17.3 million, $23.4 million of which was unrealized, compared to a derivative gain of $7.4 million during the same period last year. The loss on the early extinguishment of debt was due to the early redemption of $406.2 million of our $450 million of 8.25% senior notes described later in this press release.

Net income for the second quarter of 2011, excluding special items, was approximately $53.4 million, or $0.71 per common share. Net income, excluding special items, for the corresponding quarter of 2010 was approximately $16.1 million, or $0.22 per common share. Net income for the six months ended June 30, 2011 excluding special items was approximately $86.1 million, or $1.14 per common share, compared to net income excluding special items of $55.1 million, or $0.74 per common share, in the corresponding period of 2010. See the “Non-GAAP Financial Measures - Reconciliation

of Net Income to Net Income Excluding Special Items” table at the back of this press release for a description of the special items.

Cash Flow from Operating Activities and Adjusted EBITDA: EBITDA and Adjusted EBITDA are non-GAAP measures and are defined in the “Non-GAAP Financial Measures” section later in this press release. Net cash provided by operating activities for the six months ended June 30, 2011 was $229.8 million that represents a decrease from the $244.3 million for the six months ended June 30, 2010. The 2010 period benefitted from a $99.8 million tax refund related to the Worker, Homeowner and Business Assistance Act of 2009 that allowed the Company to carry back losses to previously closed years, while 2011 reflects a tax payment of $19.1 million. Otherwise, net cash provided by operating activities would have increased over $100 million due to the significant improvement in operating results.

Adjusted EBITDA for the second quarter of 2011 increased 93% to $175.6 million compared to $90.8 million reported in the second quarter of 2010. For the six months ended June 30, 2011, Adjusted EBITDA increased 47% to $308.8 million from $210.7 million during the six months ended June 30, 2010.

Production and Prices: Our oil sales for the quarter were 1.5 million barrels and our averaged realized sales price was $111.00 per barrel, which represents a $34.73 per barrel increase over second quarter last year. Natural gas liquids (“NGL”) sales were up 5.9 million gallons to 17.7 million gallons and the price increased $.37 a gallon to $1.40 per gallon. Natural gas sales for the quarter were 13.2 billion cubic feet (“Bcf”) sold at an average price of $4.45 per Mcf, which is essentially flat with the second quarter of 2010. On a natural gas equivalent (“Bcfe”) basis, we sold 24.8 Bcfe at an average price of $10.17 per Mcfe in the second quarter of 2011, 47% of which was oil and NGLs. This compares to 22.8 Bcfe sold at an average price of $7.87 per Mcfe in the second quarter of 2010, 46% of which was oil and NGLs. Sales volumes were higher primarily due to the acquisitions of the Total properties during the second quarter of 2010, the Shell properties in the fourth quarter of 2010, and the Permian Basin Properties during the second quarter of this year. Sales volumes also benefitted from the return to production of various fields that were shut-in by the pipeline outage in the Main Pass 108 field. Those fields returned to service on March 31, 2011 when the pipeline that connects the Main Pass 108 field became operational. Production from that area is now at over 41 MMcfe per day.

Lease Operating Expenses (“LOE”): In the second quarter of 2011, LOE decreased to $48.6 million or $1.96 per Mcfe from $52.5 million or $2.30 per Mcfe in the second quarter of last year. On a component basis, all costs declined with the exception of facilities expenses that increased due to work on the tendon tension monitoring system and other mechanical repairs at Matterhorn. Base LOE was down $2.0 million, insurance premiums were lower by $1.8 million, hurricane remediation costs, net of insurance reimbursements, were down $2.6 million and workover expenditures were down $1.5 million.

For the six months ended June 30, 2011, LOE increased to $101.0 million, or $2.12 per Mcfe, compared to $87.8 million, or $2.05 per Mcfe, for the comparable 2010 period. LOE for the first half of 2011 included $13.5 million in facilities expense, which were up from $3.9 million a year ago, due to pipeline repairs to remove a paraffin plug at our Ship Shoal 300 field and work on the newly acquired deepwater properties including the repair work at Matterhorn referred to above. Base LOE is up $5.3 million due to the addition of the deepwater properties in 2010. The 2010 period also included insurance reimbursements and the reversal of hurricane remediation accruals. Partially offsetting these items was a decrease in insurance premiums and a decrease in workover costs.

Depreciation, depletion, amortization and accretion (“DD&A”): DD&A increased to $83.4 million, or $3.36 per Mcfe, for the second quarter of 2011 from $76.0 million, or $3.33 per Mcfe, in the second quarter of 2010 primarily due to higher production volumes. The DD&A rate is based on proved reserves at the beginning of the period. DD&A for the six months ended 2011 was $157.5 million, or $3.31 per Mcfe, compared to DD&A of $145.2 million, or $3.40 per Mcfe, for the same period in 2010. DD&A on a per Mcfe basis decreased due to an increase in proved reserves while DD&A on a nominal basis increased due to higher production volumes.

General and Administrative Expenses (“G&A”): G&A increased to $18.0 million for the second quarter of 2011 from $14.4 million for the same period in 2010, primarily due to higher incentive compensation as a result of improved financial and operational performance, reduced overhead charges billed to joint interest owners, and slightly higher salaries. On a per Mcfe basis, G&A was $0.72 per Mcfe for the second quarter of 2011, compared to $0.63 per Mcfe for the same period in 2010. No amounts for incentive compensation were paid in 2010 for 2009 results. During 2010, we implemented a new incentive compensation plan. Part of the incentive compensation amount in 2011 is related to grants made in 2010 that are amortized to compensation expense over the service period, while the other part is due to anticipated achievement of company performance targets.

Bank Credit Facility: On May 5, 2011, we completed a new four-year revolving credit facility. The borrowing base and revolver commitment is now $487.5 million (after the issuance of the new Senior Notes offering described below) representing an increase from its previous level of $405.5 million. The new borrowing base does not reflect the reserves acquired in May through the acquisition of the Permian Basin Properties nor the reserves associated with the acquisition of the fourth Shell property expected to close in August 2011. The borrowing base will increase automatically by $50 million upon the close of the fourth Shell property.

Senior Notes: In June 2011, we issued and sold, via a private placement eligible for trading under Rule 144A of the Securities and Exchange Commission, $600 million aggregate principal amount of 8.5% Senior Notes due 2019. We used those proceeds to retire $406.2 million of the $450 million aggregate principal amount of 8.25% senior notes due 2014. The remainder of the proceeds was used to pay down borrowings drawn on the revolving credit facility that were incurred to help fund a portion of the purchase price of the newly acquired Permian Basin Properties. In July, we redeemed the remainder of the 8.25% senior notes outstanding.

Capital Expenditures and Operations Update: For the six months ended June 30, 2011, capital expenditures for exploration and production, including seismic were $85.8 million and $397.0 million was spent on acquisitions of properties and prospects.

Drilling Highlights

Offshore: In the second quarter of 2011, the Company successfully drilled the Main Pass 108 D-3ST development well. This well reached a total measured depth of 12,870 feet and found a net 30 feet total vertical depth of natural gas. The well is now online. We own a 100% working interest in this conventional shelf development well. We also drilled the Main Pass 108 D-2 BP 1 well, which is a development well targeting the Tex W6 sand. This well reached a total measured depth of 14,889 feet and found a net 38 feet of vertical pay of natural gas. This well is currently being completed.

Onshore: During the second quarter of 2011, the Company drilled nine development wells on the Permian Basin Properties, all of which were successful.

Outlook: The guidance for third quarter and full year 2011 represents the Company’s best estimate of future results, and is affected by the factors described below in “Forward-Looking Statements.”

Guidance for the third quarter and full year 2011 is shown in the table below. Production guidance includes the planned build up from our capital budget, but does not include any production associated with the shelf property anticipated to be acquired from Shell in August 2011.

Third Quarter and Revised Full-Year 2011 Production and Cost Guidance:

Estimated Production	Third Quarter 2011	Full-Year 2011
Oil and NGLs (MMBbls)	1.8 – 2.0	7.3 – 8.1
Natural gas (Bcf)	12.1 – 13.4	48.7 – 53.8
Total (Bcfe)	23.2 – 25.6	92.7 – 102.5
Total (MMBoe)	3.9 – 4.3	15.4 – 17.1

Operating Expenses ($ in millions, except as noted)	Third Quarter 2011	Full-Year 2011
Lease operating expenses	$56 – $62	$190 – $220
Gathering, transportation & production taxes	$6 – $9	$25 – $28
General and administrative	$19 – $21	$71 – $79
Income tax rate	35%	35% – 36%

Conference Call Information: W&T will hold a conference call to discuss financial and operational results on Thursday August 4, 2011 at 11:00 a.m. Eastern Time / 10:00 a.m. Central Time. To participate, dial 480-629-9819 and ask for the W&T Offshore call at least ten minutes before the call begins. The call will also be broadcast live over the Internet from the Company’s website at www.wtoffshore.com. A replay of the conference call will be available approximately two hours after the end of the call until August 11, 2011, and may be accessed by calling 303-590-3030 and using the pass code 4454327#.

About W&T Offshore

W&T Offshore is an independent oil and natural gas company focused primarily in the Gulf of Mexico, including exploration in the deepwater and deep shelf regions, where it has developed significant technical expertise. W&T Offshore has recently diversified its operations by expanding onshore into the Permian Basin. W&T Offshore has grown through acquisitions, exploitation and exploration, holds working interests in approximately 67 fields in federal and state waters, and has approximately 30,000 net acres under lease onshore. A majority of its daily production is derived from wells it operates. For more information on W&T Offshore, please visit its Web site at www.wtoffshore.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect W&T Offshore’s current views with respect to future events, based on what it believes are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of W&T Offshore’s risk management activities, governmental regulations, uncertainties and other factors discussed in W&T Offshore’s Annual Report on Form 10-K for the year ended December 31, 2010 and subsequent Form 10-Q reports found at www.sec.gov.

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Loss)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(In thousands, except per share data)

Revenues	$252,922	$179,667	$463,777	$349,252

Operating costs and expenses:
Lease operating expenses	48,597	52,457	101,002	87,823
Gathering, transportation costs and production taxes	4,642	4,009	9,483	8,825
Depreciation, depletion and amortization	75,880	69,895	141,618	132,819
Asset retirement obligation accretion	7,490	6,127	15,844	12,412
General and administrative expenses	18,002	14,375	36,131	24,754
Derivative (gain) loss	(17,332)	(7,374)	6,508	(13,270)

Total costs and expenses	137,279	139,489	310,586	253,363

Operating income	115,643	40,178	153,191	95,889
Interest expense:
Incurred	12,056	10,914	22,192	21,834
Capitalized	(2,079)	(1,329)	(3,491)	(2,745)
Loss on extinguishment of debt	20,663	—	20,663	—
Interest income	9	354	16	482

Income before income tax expense	85,012	30,947	113,843	77,282
Income tax expense	29,837	3,077	40,019	7,097

Net income	$55,175	$27,870	$73,824	$70,185

Basic and diluted earnings per common share	$0.73	$0.37	$0.98	$0.94

Weighted average common shares outstanding	74,020	73,669	74,012	73,665

Consolidated Cash Flow Information
Net cash provided by operating activities	$157,120	$157,358	$229,845	$244,318
Investment in oil and natural gas properties	442,849	166,391	482,777	206,294

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Operating Data

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Net sales:
Natural gas (MMcf)	13,174	12,251	25,052	22,298
Oil and NGLs (MBbls)	1,945	1,758	3,748	3,409
Total natural gas and oil (MBoe) (1)	4,140	3,800	7,924	7,125
Total natural gas and oil (MMcfe) (2)	24,843	22,799	47,542	42,751

Average daily equivalent sales (MBoe/d)	45.5	41.8	43.8	39.4
Average daily equivalent sales (MMcfe/d)	273.0	250.5	262.7	236.2

Average realized sales prices (Unhedged):
Natural gas ($/Mcf)	$4.45	$4.47	$4.37	$4.88
Oil and NGLs ($/Bbl)	99.72	70.97	94.29	70.48
Barrel of oil equivalent ($/Boe)	61.01	47.23	58.43	48.99
Natural gas equivalent ($/Mcfe)	10.17	7.87	9.74	8.16

Average realized sales prices (Hedged): (3)
Natural gas ($/Mcf)	$4.45	$4.65	$4.37	$5.06
Oil and NGLs ($/Bbl)	96.59	70.90	92.07	70.21
Barrel of oil equivalent ($/Boe)	59.54	47.79	57.38	49.43
Natural gas equivalent ($/Mcfe)	9.92	7.97	9.56	8.24

Average per Boe ($/Boe):
Lease operating expenses	$11.74	$13.81	$12.75	$12.33
Gathering and transportation costs and production taxes	1.12	1.06	1.20	1.24
Depreciation, depletion, amortization and accretion	20.14	20.01	19.87	20.38
General and administrative expenses	4.35	3.78	4.56	3.47
Net cash provided by operating activities	37.95	41.41	29.01	34.29
Adjusted EBITDA	42.41	23.91	38.98	29.56

Average per Mcfe ($/Mcfe):
Lease operating expenses	$1.96	$2.30	$2.12	$2.05
Gathering and transportation costs and production taxes	0.19	0.18	0.20	0.21
Depreciation, depletion, amortization and accretion	3.36	3.33	3.31	3.40
General and administrative expenses	0.72	0.63	0.76	0.58
Net cash provided by operating activities	6.32	6.90	4.83	5.71
Adjusted EBITDA	7.07	3.98	6.50	4.93

(1)	One million barrels of oil equivalent (MMBoe), one thousand barrels of oil equivalent (Mboe) and one barrel of oil equivalent (Boe) are determined using the ratio of one Bbl of crude oil, condensate or natural gas liquids to six Mcf of natural gas (totals may not add due to rounding).
(2)	One billion cubic feet equivalent (Bcfe), one million cubic feet equivalent (MMcfe) and one thousand cubic feet equivalent (Mcfe) are determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids (totals may not add due to rounding). The conversion ratios do not assume price equivalency, and the price per Mcfe for oil and natural gas liquids may differ significantly from the price per Mcf for natural gas.
(3)	Data for 2011 and 2010 includes the effects of our commodity derivative contracts that did not qualify for hedge accounting.

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

	June 30,	December 31,
	2011	2010
	(In thousands, except share data)
Assets
Current assets:
Cash and cash equivalents	$8,710	$28,655
Receivables:
Oil and natural gas sales	91,517	79,911
Joint interest and other	11,308	25,415
Insurance	6,925	1,014

Total receivables	109,750	106,340
Deferred income taxes	—	5,784
Prepaid expenses and other assets	44,153	23,426

Total current assets	162,613	164,205
Property and equipment – at cost:
Oil and natural gas properties and equipment (full cost method, of which $151,934 at June 30, 2011 and $65,419 at December 31, 2010 were excluded from amortization)	5,707,628	5,225,582
Furniture, fixtures and other	16,018	15,841

Total property and equipment	5,723,646	5,241,423
Less accumulated depreciation, depletion and amortization	4,163,013	4,021,395

Net property and equipment	1,560,633	1,220,028
Restricted deposits for asset retirement obligations	33,921	30,636
Deferred income taxes	—	2,819
Other assets	15,297	6,406

Total assets	$1,772,464	$1,424,094

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$65,636	$80,442
Undistributed oil and natural gas proceeds	36,263	25,240
Asset retirement obligations	105,379	92,575
Accrued liabilities	23,331	25,827
Income taxes	2,596	17,552
Deferred income taxes - current portion	2,249	—
Long-term debt - current portion	43,850	—

Total current liabilities	279,304	241,636
Long-term debt	675,000	450,000
Asset retirement obligations, less current portion	287,699	298,741
Deferred income taxes	24,806	—
Other liabilities	12,383	11,974
Commitments and contingencies
Shareholders’ equity:
Common stock, $0.00001 par value; 118,330,000 shares authorized; 77,338,074 issued and 74,468,901 outstanding at June 30, 2011; 77,343,520 issued and 74,474,347 outstanding at December 31, 2010	1	1
Additional paid-in capital	381,191	377,529
Retained earnings	136,247	68,380
Treasury stock, at cost	(24,167)	(24,167)

Total shareholders’ equity	493,272	421,743

Total liabilities and shareholders’ equity	$1,772,464	$1,424,094

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended June 30,
	2011	2010
	(In thousands)

Operating activities:
Net income	$73,824	$70,185
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	157,462	145,231
Amortization of debt issuance costs and discount on indebtedness	815	669
Loss on extinguishment of debt	20,663	—
Share-based compensation	3,662	1,943
Derivative (gain) loss	6,508	(13,270)
Cash payments on derivative settlements	(8,322)	(442)
Deferred income taxes	35,726	2,945
Changes in operating assets and liabilities	(60,493)	37,057

Net cash provided by operating activities	229,845	244,318

Investing activities:
Acquisitions of significant property interests in oil and natural gas properties	(396,976)	(116,589)
Investment in oil and natural gas properties and equipment	(85,801)	(89,705)
Proceeds from sales of oil and natural gas properties and equipment	—	1,335
Purchases of furniture, fixtures and other	(178)	(167)

Net cash used in investing activities	(482,955)	(205,126)

Financing activities:
Issuance of Senior Notes	600,000	—
Repurchase of Senior Notes	(406,150)	—
Borrowings of long-term debt	310,000	285,000
Repayments of long-term debt	(235,000)	(285,000)
Dividends to shareholders	(5,957)	(4,481)
Repurchase premium and debt issuance costs	(29,728)	—

Net cash provided by (used in) financing activities	233,165	(4,481)

Increase (decrease) in cash and cash equivalents	(19,945)	34,711
Cash and cash equivalents, beginning of period	28,655	38,187

Cash and cash equivalents, end of period	$8,710	$72,898

W&T OFFSHORE, INC. AND SUBSIDIARIES

Non-GAAP Information

Certain financial information included in our financial results are not measures of financial performance recognized by accounting principles generally accepted in the United States, or GAAP. These non-GAAP financial measures are “Adjusted Net Income,” “EBITDA” and “Adjusted EBITDA.” Our management uses these non-GAAP financial measures in its analysis of our performance. These disclosures may not be viewed as a substitute for results determined in accordance with GAAP and are not necessarily comparable to non-GAAP performance measures which may be reported by other companies.

Reconciliation of Net Income to Net Income Excluding Special Items

“Net Income Excluding Special Items” does not include the unrealized derivative (gain) loss, the loss on extinguishment of debt, the impairment of oil and gas properties and associated tax effects and tax impact of the new tax legislation. Net Income excluding special items is presented because the timing and amount of these items cannot be reasonably estimated and affect the comparability of operating results from period to period, and current periods to prior periods.

	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended March 31,
	2011	2010	2011	2010	2011
	(In thousands, except per share amounts)
	(Unaudited)

Net income	$55,175	$27,870	$73,824	$70,185	$18,649
Royalty relief recoupment, net of DD&A expense	—	(12,864)	—	(12,864)	—
Unrealized commodity derivative (gain) loss	(23,431)	(5,261)	(1,814)	(10,370)	21,617
Loss on extinguishment of debt	20,663	—	20,663	—	—
Income tax adjustment for above items at statutory rate	969	6,344	(6,597)	8,132	(7,566)

Net income excluding special items	$53,376	$16,089	$86,076	$55,083	$32,700

Basic and diluted earnings per common share, excluding special items	$0.71	$0.22	$1.14	$0.74	$0.43

Reconciliation of Net Income to Adjusted EBITDA

We define EBITDA as net income plus income tax expense, net interest expense, depreciation, depletion, amortization, accretion and impairment of oil and gas properties. We believe the presentation of EBITDA and Adjusted EBITDA provide useful information regarding our ability to service debt and to fund capital expenditures and help our investors understand our operating performance and make it easier to compare our results with those of other companies that have different financing, capital and tax structures. Adjusted EBITDA excludes the unrealized gain or loss related to our commodity derivative contracts, loss on extinguishment of debt, royalty relief recoupment and adjustments related to a transportation allowance for deepwater production. Although not prescribed under generally accepted accounting principles, we believe the presentation of EBITDA and Adjusted EBITDA are relevant and useful because they help our investors understand our operating performance and make it easier to compare our results with those of other companies that have different financing, capital and tax structures. EBITDA and Adjusted EBITDA should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. EBITDA and Adjusted EBITDA, as we calculate them, may not be comparable to EBITDA and Adjusted EBITDA measures reported by other companies. In addition, EBITDA and Adjusted EBITDA do not represent funds available for discretionary use.

The following table presents a reconciliation of our consolidated net income to consolidated EBITDA and Adjusted EBITDA.

	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended March 30,
	2011	2010	2011	2010	2011
	(In thousands)
	(Unaudited)

Net income	$55,175	$27,870	$73,824	$70,185	$18,649
Income tax expense	29,837	3,077	40,019	7,097	10,182
Net interest expense	9,968	9,231	18,685	18,607	8,717
Depreciation, depletion, amortization and accretion	83,370	76,022	157,462	145,231	74,092

EBITDA	178,350	116,200	289,990	241,120	111,640

Adjustments:
Unrealized commodity derivative (gain) loss	(23,431)	(5,261)	(1,814)	(10,370)	21,617
Royalty relief recoupment	—	(20,097)	—	(20,097)	—
Loss on extinguishment of debt	20,663	—	20,663	—	—

Adjusted EBITDA	$175,582	$90,842	$308,839	$210,653	$133,257